Exhibit 99
MEDIA CONTACT: Peggy Palter (847) 286-8361
FOR IMMEDIATE RELEASE: Sept. 10, 2000
Alan Lacy Chosen as Successor To Arthur Martinez at Sears Roebuck and Co.
HOFFMAN ESTATES, Ill. -- The board of directors of Sears, Roebuck and Co. elected Alan J. Lacy president and chief executive officer of the corporation, effective Oct. 1. Lacy also was elected a member of the board as of Oct. 1. He succeeds Arthur C. Martinez, who will continue as chairman of the board until his retirement in December, at which time Lacy also will become chairman.
Lacy, 46, currently is president, Services, responsible for the corporation's credit services, home services, direct response and e-commerce businesses, comprising more than 45,000 Sears associates. He joined Sears in 1994 as senior vice president of finance and was named executive vice president and chief financial officer in 1995. In December 1997, he was named president, Sears Credit, and assumed his current position in September 1999.
"The board undertook a comprehensive review of internal and external candidates, and we are very pleased that an internal selection was the right choice. The review process confirmed the strength of Sears management team," said Michael A. Miles, chairman of the board nominating committee that led the search process. "Alan's impressive accomplishments, effective leadership and extensive first-hand knowledge of the company made him our clear choice."
Commenting on Lacy's accomplishments, Martinez said, "Alan has successfully tackled several difficult assignments in the past six years. He led the drive to strengthen Sears important credit business, and he is now leading a significant improvement in our home services businesses. In addition, his vision and talent as a strategist in the e-commerce business have quickly moved Sears into an industry-leading position. Sears has tremendous opportunities, and I am confident Alan will develop them."

-more-

Alan Lacy Elected CEO/Add One
"Sears is one of America's great institutions, and I am honored to be entrusted with its future," said Lacy. "Few newly appointed CEOs step into positions where an organization's strengths are as clear and its prospects as compelling as Sears. It's both an advantage and a challenge.
"We all are grateful to Arthur for his dynamic leadership and integrity over the past eight years, during which the company successfully met many challenges. His personal commitment to Sears and confidence in Sears never wavered, leading to 1999 record net income of $1.47 billion."
Sears, Roebuck and Co. is a leading U.S. retailer of home, apparel and automotive products and services. It serves families across the country through approximately 860 full-line department stores, more than 2,100 specialized retail outlets and a variety of online offerings accessible through the company's Web site, www.sears.com.